As filed with the Securities and Exchange Commission on August 8, 2013

File No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

 Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ContraVir Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-2783806
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

420 Lexington Avenue Suite 2012 New York, New York	10170
(Address of principal executive offices)	(Zip Code)

212-297-0020

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CONTRAVIR PHARMACEUTICALS, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

 CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1.  Business.

The information required by this item is contained under the sections of the information statement entitled “Information Statement Summary,” “Business” and “Our Relationship with Synergy Following the Distribution.” Those sections are incorporated herein by reference.

Item 1A.  Risk Factors.

The information required by this item is contained under the section of the information statement entitled “Risk Factors.” That section is incorporated herein by reference.

Item 2.  Financial Information.

The information required by this item is contained under the sections of the information statement entitled “Selected Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.” Those sections are incorporated herein by reference.

Item 3.  Properties.

The information required by this item is contained under the section of the information statement entitled “Business — Properties.” That section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the information statement entitled “Security Ownership of Certain Beneficial Owners and Management.” That section is incorporated herein by reference.

Item 5.  Directors and Executive Officers.

The information required by this item is contained under the section of the information statement entitled “Management.” That section is incorporated herein by reference.

Item 6.  Executive Compensation.

The information required by this item is contained under the section of the information statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.” Those sections are incorporated herein by reference.

Item 7.  Certain Relationships and Related Preson Transactions.

The information required by this item is contained under the sections of the information statement entitled “Management” and “Certain Relationships and Related Person Transactions.” Those sections are incorporated herein by reference.

Item 8.  Legal Proceedings.

The information required by this item is contained under the section of the information statement entitled “Business — Legal Proceedings.” That section is incorporated herein by reference.

Item 9.  Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the information statement entitled “Dividend Policy” and

“Description of Our Capital Stock.” Those sections are incorporated herein by reference.

Item 10.  Recent Sales of Unregistered Securities.

The information required by this item is contained under the section of the information statement entitled “Description of Our Capital Stock — Sale of Unregistered Securities.” These sections are incorporated herein by reference.

Item 11.  Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section of the information statement entitled “Description of Our Capital Stock.” That section is incorporated herein by reference.

Item 12.  Indemnification of Directors and Officers.

The information required by this item is contained under the section of the information statement entitled “Description of Our Capital Stock — Limitations on Liability and Indemnification of Officers and Directors.” That section is incorporated herein by reference.

Item 13.  Financial Statements and Supplementary Data.

The information required by this item is contained under the sections of the information statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

N/A.

Item 15.  Financial Statements and Exhibits.

(a)  Financial Statements

The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

(b)  Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit
Number	Exhibit Description

3.1	Certificate of Incorporation of ContraVir Pharmaceuticals, Inc.
3.2	By-Laws of ContraVir Pharmaceuticals, Inc.
4.1	Promissory Note, dated June 5, 2013, issued by ContraVir Pharmaceuticals, Inc. to Synergy Pharmaceuticals Inc.
10.1	Contribution Agreement, dated June 10, 2013, as amended and restated August 5, 2013, by and between Synergy Pharmaceuticals Inc. and ContraVir Pharmaceuticals, Inc.
10.2	Shared Services Agreement, dated July 8, 2013, as amended and restated August 5, 2013, by and between Synergy Pharmaceuticals Inc. and ContraVir Pharmaceuticals, Inc.
10.3	Loan and Security Agreement, dated June 5, 2013, between Synergy Pharmaceuticals Inc. and ContraVir Pharmaceuticals, Inc.
99.1	Information Statement of ContraVir Pharmaceuticals, Inc., preliminary and subject to completion, dated , 2013

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August, 8, 2013	CONTRAVIR PHARMACEUTICALS, INC.

	By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: Chief Executive Officer